EXHIBIT 7

AUDIT COMMITTEE

DECEMBER 16, 2003

POLICIES AND PROCEDURES

FOR THE PRE-APPROVAL OF SERVICES

TO BE PERFORMED BY REGISTERED PUBLIC ACCOUNTING FIRMS

Mandate

1.	The mandate of the Audit Committee established by the board of directors confers on the Committee the authority and responsibility (among other things) to pre-approve all audit and any legally permissible non-audit services to be provided by the external auditors and all audit, review and attest services provided by any other registered public accounting firm, with such approval to be given either specifically or pursuant to pre-approval policies and procedures adopted by the Committee.

Purpose

2.	These Policies and Procedures are intended:

a)	to specify the methods by which the Audit Committee may pre-approve the provision of audit, review and attest services by any registered public accounting firm to the bank and its subsidiaries;

b)	to specify the methods by which the Audit Committee may pre-approve the provision of non-audit services to the Bank and its subsidiaries by the Bank’s external auditors and their affiliates (the “auditors”) that do not impair the independence of the auditors;

c)	to set forth procedures designed to ensure that any services to be provided by the auditors and that any audit, review or attestation services to performed by any other registered public accounting firm have been properly authorized and pre-approved under the authority of the Audit Committee, and that the Committee is promptly informed of each service; and

d)	to ensure that the Audit Committee’s responsibilities under applicable law are not delegated to management.

Required Approval of Audit and Non-Audit Services

3.	The Audit Committee shall approve:

a)	all engagements of the auditors by the bank or any of its subsidiaries, and

b)	all engagements of any registered public accounting firm to provide audit, review or attest services to the bank or any subsidiary.

4.	The Audit Committee shall evidence its pre-approval by resolution of the Committee or through the exercise of delegated authority in accordance with these Policies and Procedures.

5.	“Subsidiary” has the meaning set forth in Rule 1-02(x) of the U.S. Securities and Exchange Commission’s Regulation S-X and includes any entity that the bank “controls” (as such term is defined in Rule 1-02(g) of Regulation S-X). The bank considers the following entities to be “subsidiaries”:

a)	any consolidated entity;

b)	any entity for which the bank equity accounts, and

c)	any entity of which the bank has control in fact.

If the bank and the auditors agree that any such entity should not be treated as a “subsidiary” because the bank does not control it for the purposes of Regulation S-X, they shall jointly present their recommendation to the Audit Committee. The Audit Committee may determine that such entity need not be treated as a “subsidiary” for the purposes of these Policies and Procedures, unless and until there is a change in the facts that formed the basis for the determination.

6.	For the purpose of these Policies and Procedures and any pre-approval:

a)	“Audit services” include services that are a necessary part of the audit process and any activity that is a necessary procedure used by the accountant in reaching an opinion on the financial statements as is required under generally accepted auditing standards (“GAAS”), including technical reviews to reach an audit judgment on complex accounting issues;

b)	The term “audit services” is broader than those services strictly required to perform an audit pursuant to GAAS and include such services as:
i)	the issuance of comfort letters and consents in connection with offerings of securities;
ii)	the performance of domestic and foreign statutory audits;
iii)	internal control reviews;
iv)	attest services required by statute or regulation; and
v)	assistance with and review of documents filed with the Office of the Superintendent of Financial Institutions, Canadian securities administrators, the Securities and Exchange Commission and other regulators having jurisdiction over the activities of the bank and its subsidiaries, and responding to comments from such regulators;

c)	“Audit-related” services are assurance (e.g., due diligence services) and related services traditionally performed by the principal accountant and that are reasonably related to the performance of the audit or review of financial statements and not categorized under “audit fees” for disclosure purposes.

“Audit-related services” include:
i)	employee benefit plan audits, including audits of employee pension plans,
ii)	due diligence related to mergers and acquisitions,
iii)	consultations and audits in connection with acquisitions, including evaluating the accounting treatment for proposed transactions;
iv)	internal control reviews;
v)	attest services not required by statute or regulation; and
vi)	consultations regarding financial accounting and reporting standards.

Non-financial operational audits are not “audit-related” services;

d)	“Review services” are services applied to unaudited financial statements and consist of the inquiry and analytical procedures that provide the accountant with a reasonable basis for expressing limited assurance that there are no material modifications that should be made to financial statements for them to be in conformity with GAAP or, if applicable, any other comprehensive basis of accounting;

e)	“Attest” services are those engagements where the accountant issues an examination, a review, or an agreed-upon procedures report on a subject matter, or an assertion about the subject matter that is the responsibility of another party. Examples of the subject matter of an “attest” engagement include: examinations (i.e., audits) of financial forecasts and projections; reviews of pro-forma financial information; reporting on a company’s internal control over financial reporting; and examinations of compliance with contractual arrangements or laws and regulations.

Delegation

7.	The Audit Committee may from time to time delegate to one or more of its members who are “independent” (within the meanings of applicable law and the rules or policies of a securities commission having jurisdiction, the TSX and the NYSE) the power to pre-approve from time to time:

a)	audit, review or attest services to be provided by any registered public accounting firm that have not been otherwise approved by the Committee;

b)	permissible non-audit services to be provided by the auditors that have not otherwise been approved by the Committee, and

c)	changes in the scope of pre-approved engagements and the maximum estimated fees for engagements that have been pre-approved by the Committee.

8.	The member(s) exercising such delegated authority must report at the next regularly scheduled meeting of the Audit Committee any services that were pre-approved under this delegated authority since the date of the last regularly scheduled meeting.

9.	The member(s) exercising delegated authority may evidence his or her approval by signing an instrument in writing that describes the engagement with reasonable specificity, or by signing an engagement letter.

10.	In addition, member(s) exercising delegated authority may pre-approve an engagement orally, if any such oral approval is promptly confirmed in writing. Such written confirmation may be given by fax or e mail and must describe the engagement with reasonable specificity.

Responsibilities of External Auditors

11.	To support the independence process, the external auditors shall:

a)	confirm in engagement letters that performance of the work will not impair independence;

b)	satisfy the Audit Committee that they have in place comprehensive internal policies and processes to ensure adherence, world-wide, to independence requirements, including robust monitoring and communications;

c)	provide regular communication and confirmation to the Committee on independence;

d)	provide for Committee approval, in connection with each annual audit engagement, a detailed scope of services outlining each individual audit to be performed and a detailed description of audit-related services;

e)	utilize the assigned tracking numbers in all fee billings and correspondence and provide detailed quarterly, fee reporting.

f)	maintain certification by the Canadian Public Accountability Board and the U.S. Public Company Accounting Oversight Board; and

g)	review their partner rotation plan and advise the Committee on an annual basis.

Engagements

12.	The Audit Committee will not, as a general rule, pre-approve a service more than one year prior to the time at which it is anticipated that the firm of accountants will be engaged to provide the service.

13.	Engagements will not be considered to be revolving in nature and may not operate from year-to-year.

14.	All audit and non-audit services to be provided by the auditors and all audit, review or attest services to be provided by any registered public accounting firm shall be provided pursuant to an engagement letter that shall:

a)	be in writing and signed by the auditors or registered public accounting firm;

b)	specify the particular services to be provided;

c)	specify the period in which the services will be performed;

d)	specify the maximum total fees to be paid; and

e)	in the case of engagements of the auditors, include a confirmation by the auditors that the services are not within a category of services the provision of which would impair their independence under applicable law and Canadian and U.S. generally accepted auditing standards.

15.	Management shall, before signing and delivering an engagement letter on behalf of the Bank or a subsidiary and before authorizing the commencement of an engagement:

a)	obtain an engagement letter in accordance with the foregoing;

b)	confirm that the services are described in the engagement letter accurately and with reasonable specificity;

c)	obtain confirmation from the auditors that they have conducted an analysis that supports their conclusion that performance of the services will not impair their independence;

d)	obtain confirmation from legal counsel for the Bank that performance of the services will not impair independence; and

e)	verify that the performance of the services has been specifically approved by the Audit Committee or the Chairman (or another member) in accordance with authority delegated by the Committee.

All engagement letters entered into pursuant to these Policies and Procedures shall be made available to the Audit Committee.

Tax Services

16.	The Audit Committee, and any member in the exercise of delegated power, shall consider the provision of tax services by the auditors on an engagement-by-engagement basis.

17.	The Audit Committee shall not pre-approve, and any member of the Audit Committee may not exercise delegated power to engage the auditors to provide, tax services to the bank or a subsidiary:

a)	to represent the bank or a subsidiary before a tax or other court; or

b)	for other tax services where, under applicable guidance, the auditors’ independence could be compromised.

Business Recovery Services

18.	The Audit Committee, and any member in the exercise of delegated power, shall consider the provision of business recovery services by the auditors on an engagement-by-engagement basis.

19.	The Audit Committee shall not pre-approve, and any member may not exercise delegated power to engage the auditors to provide, business recovery services that involve the auditors functioning in the role of management, auditing their own work, providing appraisal or valuation services or fairness opinions, serving in an advocacy role for the bank, providing legal services, providing services that fall within the category of “expert” services that are prohibited by applicable law, or providing services that would otherwise compromise their independence under applicable regulatory guidance.

Timely Reporting to the Audit Committee

20.	Management shall provide a quarterly written report to the Audit Committee of each service performed and fees, at the scheduled meeting of the Committee held following the end of each fiscal quarter end.

No Delegation to Management

21.	Nothing in these Policies and Procedures shall be interpreted as a delegation to management of the Audit Committee’s responsibilities under applicable law.

Effective Date

22.	These Policies and Procedures are effective as and from December 16, 2003.

Disclosure

23.	The bank shall disclose these Policies and Procedures in its periodic filings, as required by applicable law.

Annual Review

24.	The Audit Committee shall review and reassess the adequacy of these Policies and Procedures on an annual basis.